EXHIBIT 107
Calculation of Filing Fee Table

FORM S-8
(Form Type)

ISABELLA BANK CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, no par value, issuable pursuant to the Isabella Bank Corporation 2025 Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	200,000	$49.82	$9,964,000.00	0.00013810	$1,376.03
Total Offering Amounts					$9,964,000.00		$1,376.03
Total Fees Previously Paid							$—
Total Fee Offsets							$—
Net Fee Due							$1,376.03
(1) This registration statement registers 200,000 shares of common stock, no par value per share, of Isabella Bank Corporation (“common stock”) to be issued from time to time in accordance with the Isabella Bank Corporation 2025 Employee Stock Purchase Plan (as amended and restated and amended to date, the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock registered hereby includes an indeterminate number of shares of common stock that may be issued in connection with share splits, share dividends or similar transactions.

(2) Calculated in accordance with Rules 457(c) and 457(h) under the Securities Act based on the average of the high and low sales prices of shares of common stock as reported on the Nasdaq Capital Market on February 20, 2026 multiplied by 95%, which is the percentage of the price per share applicable to purchases under the Plan.